Exhibit 99.1

NU LOGO

P. O. Box 270

Hartford, CT  06141-0270

107 Selden Street

Berlin, CT  06037

(860)-665-5000

www.nu.com

News Release

CONTACT:	Jeffrey R. Kotkin (investors)	Mary Jo Keating (media)
OFFICE:	(860) 665-5154	(860) 665-5181

NU REPORTS FIRST-QUARTER 2006 RESULTS,

UPDATES PROGRESS IN EXECUTING STRATEGIC PLAN

Strong Progress on Divestiture of Competitive Businesses, Including Sale of Retail Marketing

Regulated Transmission Net Income Up 51 Percent on Increased Investment Levels; Continued Progress on Build-Out

Overall Regulated Results Sound, Despite Mild Weather

2006 Earnings Guidance Reaffirmed

BERLIN, Connecticut, May 4, 2006—Northeast Utilities (NU-NYSE) today released first-quarter 2006 results and reported on strong progress divesting its competitive energy businesses and on the continued investment in its regulated transmission, distribution and generation businesses.  NU also reaffirmed its combined 2006 earnings guidance for its regulated subsidiaries and parent company.

Charles W. Shivery, NU chairman, president, and chief executive officer, said NU was pleased with the financial results of its regulated businesses in the first quarter and very encouraged by the progress the company has made in 2006 on its regulated investments and exit from its competitive energy businesses.  Progress on the divestitures includes:

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Signing a definitive agreement to sell its retail energy marketing business to Amerada Hess Corporation with a closing expected by June 1, 2006;

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Significant progress in selling its competitive generation with completion targeted for the end of 2006;

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Completing the sale of Woods Electrical Company.  NU continues to seek the sale of its two remaining energy services businesses;

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Netting $6.7 million in cash from the sale of its investment in a telecommunications firm.

In the regulated businesses, Shivery said NU’s major projects under construction remain on time and on budget.  Progress includes:

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Completing 80 percent of The Connecticut Light and Power Company’s (CL&P) $350 million, 345-kV transmission project between Bethel, Connecticut and Norwalk, Connecticut.  The project is due to enter service by the end of this year;

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Completing 90 percent of Public Service Company of New Hampshire’s (PSNH) $75 million Northern Wood Power Project in Portsmouth, New Hampshire, which is expected to begin commercial operation by the end of the third quarter of this year;

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Completing nearly 50 percent of Yankee Gas Services Company’s $108 million 1.2 bcf liquefied natural gas storage project in Waterbury, Connecticut, which is scheduled to be in service for the 2007-2008 heating season;

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Breaking ground last month on CL&P’s 69-mile, 345-kV transmission project between Middletown, Connecticut, and Norwalk, Connecticut.  CL&P’s share of the project is expected to cost approximately $1.05 billion and be completed in 2009.

“The momentum we have generated on both our regulated investments and competitive divestitures demonstrates the progress we have made implementing the strategy we announced last year,” Shivery said.  “We also are encouraged that the overall results of our regulated companies improved from last year, despite a much milder winter.”

NU’s four regulated businesses earned $54.6 million in the first quarter of 2006, compared with earnings of $53.6 million in the first quarter of 2005.  NU’s competitive businesses lost $62.6 million in the first quarter of 2006, primarily from losses in the retail marketing business, which NU expects to sell by June 1, compared with a loss of $167.4 million in the same quarter of 2005.  NU also incurred $2.1 million of parent and other losses in the first quarter of 2006, compared with $3.9 million of losses in the first quarter of 2005.  Overall, NU reported a first-quarter 2006 loss of $10.1 million, or $0.07 per share, compared with a loss of $117.7 million, or $0.91 per share, in the first quarter of 2005.

Regulated businesses

NU’s transmission business earned $12.7 million in the first quarter of 2006 compared with $8.4 million in the first quarter of 2005.  The improved results were due primarily to increased transmission investment levels as the company builds out the projects needed to ensure reliable electric service in the region.

CL&P’s distribution earnings totaled $23.4 million in the first quarter of 2006, compared with $19.4 million in the same quarter of 2005.  An $11.9 million annualized distribution rate increase that took effect January 1, 2006 and a lower effective tax rate offset a 4.2 percent decline in 2006 retail sales and increased depreciation expense, compared with the first quarter of 2005.  The lower taxes resulted from a settlement which reduced CL&P’s income tax expense by $4.9 million in the first quarter of 2006.

PSNH’s distribution and regulated generation earnings were $2.5 million in the first quarter of 2006, compared with $6.9 million in the same quarter of 2005.  The lower results were due to a combination of factors, including lower earnings on stranded costs, a higher effective tax rate, increased operating costs, and a 0.8 percent decline in 2006 retail sales, compared with the first three months of 2005, partially offset by a $10 million annualized distribution rate increase that took effect June 1, 2005.

Western Massachusetts Electric Company (WMECO) earned $4.2 million in the first quarter of 2006 from its distribution business, compared with $4.0 million in the first quarter of 2005.  The increase in earnings was due to a $3 million distribution rate increase that took effect January 1, 2006, partially offset by a 4.9 percent decrease in retail electric sales.

Overall, NU’s regulated retail electric sales were down 3.5 percent in the first quarter of 2006, compared with the same quarter of 2005, and down 0.9 percent on a weather-adjusted basis.

Yankee Gas Services Company earned $11.8 million in the first quarter of 2006, compared with $14.9 million in the first quarter of 2005.  The decrease in earnings was caused by a 13.5 percent decline in Yankee Gas firm sales in the first quarter of 2006, compared with the same period of 2005, largely due to milder weather.  Firm sales were down 3.4 percent on a weather-adjusted basis.

Competitive businesses

Shivery said the sale of its retail marketing business to Amerada Hess is a significant milestone in the company’s divestiture of its competitive businesses.  Under the terms of the agreement, Select Energy, Inc., NU’s competitive energy marketing subsidiary, will pay Amerada Hess approximately $44 million and Amerada Hess will acquire Select’s ongoing retail energy marketing business, including all of its retail supply obligations.  The payment reflects the positive value of the business net of the current negative value of the existing retail sales contracts.

Shivery noted that with the sale of the retail marketing business, NU moves closer to fully exiting its energy marketing obligations.  In 2005, NU divested its New England wholesale marketing obligations through the termination of certain contracts and the assignment of other obligations to third parties.  The company already has served approximately half of the wholesale obligations that existed in the PJM power pool as of March 2005.  Also, Select Energy continues its efforts to divest its single wholesale contract in New York.

“We are well along in our efforts to create a company with the singular focus of providing benefits to customers and shareholders through a regulated investment and operations strategy,” Shivery said.

The retail energy marketing business had a significant impact on NU’s first-quarter 2006 results because NU’s competitive coal-fired and conventional hydroelectric generation was no longer utilized to serve a portion of Select Energy’s retail electric load.  Primarily as a result of that factor, the retail marketing business lost $30.7 million in the first quarter of 2006, compared with a profit of $1.4 million in the first quarter of 2005.  Additionally, as a result of the impending sale of the retail marketing business, NU recorded a $39.1 million after-tax loss to reflect the fair value of that business.  Due to the scheduled June 1 closing, NU anticipates that the retail marketing business will have a modest impact on financial results in the second quarter and little or no impact thereafter.

NU’s remaining competitive energy businesses earned $7.2 million net of restructuring and impairment charges of $3.9 million.  In the first quarter of 2005, those businesses lost $168.8 million, including $29.9 million of restructuring and impairment charges and $120.1 million of wholesale marketing mark-to-market charges.

Earnings guidance

NU today reaffirmed its 2006 combined earnings guidance for its regulated businesses and parent company of between $1.09 per share and $1.22 per share.  That range incorporates the issuance of an additional 23 million NU shares on December 12, 2005.

The following table reconciles 2006 and 2005 first quarter results.

		First Quarter

2005	Reported EPS	($0.91)
	Competitive business loss in 2005	$1.29
	Regulated and Parent EPS in 2005	$0.38
	Higher regulated transmission earnings in 2006, net of dilution	$0.02
	Lower regulated distribution and generation earnings in 2006, net of dilution	($0.08)
	Lower Parent costs in 2006, net of dilution	$0.02
	Regulated and Parent EPS in 2006	$0.34
	Competitive business loss in 2006	($0.41)
2006	Reported EPS	($0.07)

 First-quarter financial results for NU’s regulated businesses and competitive business lines are noted below:

Three months ended:

(in millions)	March 31, 2006	March 31, 2005	Increase (Decrease)
CL&P Distribution	$23.4	$19.4	$4.0
PSNH Distribution/Generation	$2.5	$6.9	($4.4)
WMECO Distribution	$4.2	$4.0	$0.2
Yankee Gas	$11.8	$14.9	($3.1)
Total—Distribution/ Regulated Generation	$41.9	$45.2	($3.3)
CL&P Transmission	$9.1	$5.8	$3.3
PSNH Transmission	$2.6	$1.9	$0.7
WMECO Transmission	$1.0	$0.7	$0.3
Total—Transmission	$12.7	$8.4	$4.3
Total—Regulated Businesses	$54.6	$53.6	$1.0
NU Parent and Other	($2.1)	($3.9)	$1.8
Total—Regulated and Parent	$52.5	$49.7	$2.8
Retail marketing	($30.7)	$1.4	($32.1)
Retail marketing charge to reflect fair value less cost of sale	($39.1)	---	($39.1)
Wholesale, generation, and services businesses, including mark-to-market impacts	$11.1	($138.9)	$150.0
NUEI restructuring and impairment charges	($3.9)	($29.9)	$26.0
Total—Competitive Energy	($62.6)	($167.4)	$104.8
Reported Earnings	($10.1)	($117.7)	$107.6

NU has approximately 153 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995.  In some cases the reader can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.  Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, the methods, timing, and results of the disposition of competitive businesses, actions of rating agencies, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

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NOTE: NU will webcast an investor call Thursday, May 4, 2006, at 4 p.m. Eastern Daylight Time. The call can be accessed through NU’s website at www.nu.com.